भारतीय गैर न्यायिक

भारत

पचास रुपये रु.50

FIFTY RUPEES Rs.50

सत्यमेव जयते

INDIA

INDIA NON JUDICIAL

తెలంగాణ तेलंगाना TELANGANA

H 348740

S.No. 8629 Date: 05-07-2019

Sold to : M.V.S. KRISHNAM RAJU

S/o. VENKATA NARASIMHA RAJU R/O. HYDERABAD

To Whom: - SELF-

MIR ARFATH ALI
Licenced Stamp Vendor
Licence No: 16-04-26/2017
8-2-603/A/34/1, Zehra Nagar,
Road No.10, Banjara Hills,
Hyderabad-500034.
Cell No: 9393277086

MEMORANDUM OF TERMS

THIS"MEMORANDUM OF TERMS"SHALL BE PREVAILED BY EXECUTION OF AFORMAL BINDING AGREEMENT ONCE THE PARTIESSIGN AND EXECUTE SHAREHOLDERS AGREEMENT. THEMEMORANDUMSHALL NOT TO BE RELEASED TO ANY THIRD PARTY WITHOUT PRIOR WRITTEN MUTUAL CONSENT.

Date:July 7, 2019

SUMMARY OF PRINCIPAL TERMS ANDMEMORANDUM OF UNDERSTANDING

ESTABLISHMENT, SPONSORING & FUNDING OF STRUCTURAL ENGINEERING &MANAGEMENT

REGULATION A+, REGULATION S AND EB-5PLACEMENT EFFORT

జిల్లా రిజిస్ట్రార్ మోహరు
హైద్రబాదు జిల్లా (దక్షిణం)

22 MAY 2019

The Seal of the Dist. Registrar of Hyderabad(South)

भारतीय गैर न्यायिक

भारत

पचास रुपये रु.50

FIFTY RUPEES Rs.50

सत्यमेव जयते

INDIA

INDIA NON JUDICIAL

తెలంగాణ तेलंगाना TELANGANA

H 348739

S.No. 8628 Date: 05-07-2019
Sold to : M.V.S. KRISHNAM RAJU
S/o. VENKATA NARASIMHA RAJU R/O. HYDERABAD
To Whom: - SELF-

MIR ARFATH ALI
Licenced Stamp Vendor
Licence No: 16-04-26/2017
8-2-603/A/34/1, Zehra Nagar,
Road No.10, Banjara Hills,
Hyderabad-500034.
Cell No: 9393277086

PARTIES & PURPOSE

This Preliminary Memorandum of Understanding is to record the current status of discussions between,

Mr. Laxmi Prasad, son of Late Sri P. Sambaiah holding passport number H4117121,residing at 333, River St Suite: 310 Hoboken NJ 07030 USA (herein referred to as "LP" or the PARTY OF THE FIRST PART and shall mean and include his legal heirs, administrators, designates, successors and assigns and the companies or service providers and other persons that LP represents in the execution of these terms of understanding)**AND**

Mr.MVS KRISHNAM RAJU son of Mr. NARASIMHA RAJU, holding passport number L8714637, residing at AG4 METRPALM GROOVE APARTMENTS, SOMAJIGUDA HYDERABAD, India (hereinafter referred to as"KR"or PARTY OF THE SECOND PART and shall mean and include his legal heirs, administrators, designates, successors and assigns and the companies or service providers and other persons that KR represents in the execution of these terms of understanding)).

Party of the First Part and Second Part shall be jointly referred to as the Parties.

A. KR is heavily experienced in advanced civil engineering, tunnel construction, rail tracks, national highways, boring & excavation, dam & water reservoirs and construction of complex terminals and buildings

B. LP is a professional with extensive experience and expertise in structuring advanced financial arrangements and management services for certain qualifying entrepreneurs by participating and supporting their vision with substantial investment & capital raising efforts that it organizes using SDIRA, FPI, Regulation A+, LRS, Regulation S, AFI, REIT/InvIT, M&A as specially structured investment vehicles.

C. KR has all wherewithals to expand and consolidate and to build order book and execute works he needs support in raising substantial investments.

D. Parties see mutual interest in bringing their efforts and expertise into a joint venture with KR extending his technical expertise and LP raising funds desirous and for the purpose structure and establish several specific purpose financial, investment and management vehicles in India, US & other countries to specifically name – SDIRA LLC, Regulation A+ Company, Infrastructure Investment Trust, AIF, and public/private companies, by undertaking their responsibilities as below (The responsibility may look broad but in fact may be limited to the purpose of raising funds sufficient enough to meet the investment needs of the venture) –

A.A. LP: Incorporating companies and special purpose investments vehicles in US & India and organizing Infrastructure Investment Trust and Alternate Investment Fund for seeding and sourcing funds/investments from US, India&elsewhere as the law permits; listing or reverse merging the new company into a listed entity as needed; facilitating intermediaries as required to ensure listing and regulatory compliance, seeding/distribution/subscription; investor relations, market making, and ongoing reporting requirements globally; plan ahead of times in mapping and sourcing funds to firmly consolidate the vision that the Joint Venture carries and whenever permissible implement exit strategies that both parties desire so to leverage financial gains and benefit in mutual interest; and

A.B. KR: Visioning, strategizing, implementing, running, operating, executing and expanding the infrastructure engineering and construction business and other allied activities associated with it and undertaken in the Joint Venture globally.

E. LP&KR envision this joint efforts as unique and attractive business and investment opportunity for its prospective investors and customers.

F. Collectively it is the objective of the Parties for initially raising in US/India INR 500 M(Net deployable INR 450 Million (US $ 6.67Million Gross/ $6 Million Net, considering $1 as INR 67.50 including currency charges) within 30 days from the date of execution of this Memorandum of Terms.

The Initial INR 500 Million shall be raised as 15% cash margin deposits from investors, which deposits in turn will be used to organize secured & revolving Letter of Credit or Bank Guarantee for KR to fulfill contractual obligations of the work orders generated.

Once qualifying conditions are fulfilled and KR secures Work Order(s), LP shall source another INR 500 Million (net INR 450 Million after commission placements) within the next 30 days (60 days from the date of execution of this Memorandum of Terms.

After then, $50M (approximately INR 3.333 Billion – net deployable, INR 3Billion) shall be raised through Regulation A+ and InvIT Private Placement within 4 months from first round infusion (but not later than 6 Months from the date of execution of this Memorandum of Terms).

Finally$500 Million (INR 33.33 Billion Gross/Deployable INR 30.0 Billion) shall be raised, once SEBI approves and registers the InvIT, through InvIT IPO, towards addressing the implementation, operational and expansion requirements of the Joint Venture.

The effort to raise net initial money in the amount approximating INR 450 Million(which is net after 10% placement fees to be charged by LP and subject to any currency fluctuation),to be subscribed to in the US NewCo or otherwise raised in India through domestic sources and elsewhere, as Cash Margin Deposits to secure Letters of Credit / Bank Guarantee, shall exchange for 13.33% of equity in the SPV that is valued at INR 10 Billion for buying out 100% of Shareholder's Equity prior to IPO.LP shall be offered 11% Equity as determined pre-IPO enterprise value (EV) with at least 49% share allocated in favor of KR. It is by law that US Company should have 51%. However, KR by Cross holding will earn 50% majority holding and Investor Group including LP shall be 50%.

To summarize, post private placement and prior to the IPO, Enterprise Value shall be assumed as INR 10 Billion. Such Valuation of business shall be through reasonable means of assessment and certified by an accredited Merchant Banker or value's recognized by the regulatory.

LP shall within 4 Months of Phase I Money shall effort to raise$50 Million (approximating INR 3.33 Billion, net after 10% placement expenses payable to LP and subject to any foreign exchange fluctuations), raised as InvIT Private Placement or otherwise through US New Co Regulation A+ Process or any other global or domestic means, into the Indian SPV through an AIF or other permissible route, in exchange for 26.67% equity in the Indian SPV.

Final cross shareholding prior to IPO roundup shall look as,

KR – 50%
LP – 10%
Cash Investors Stage 1 – 13.33%
Cash Investors Stage 2 – 26.67%

For the sake of record, it is noted that unless further fund raise takes place, there shall be no dilution in the shareholding % of shareholder in the Indian SPV unless any of the parties cash the equity out to other listed members as first right of refusal or to any third party if the listed members do not opt to buy the offer put in by the selling shareholder.

Collectively, the Parties hence intend to record the terms and conditions of their understanding into this Memorandum of Understanding to pursue and conduct their specific responsibilities and business primarily targeting the USA and potential future expansion into other geographic centers.

The Parties hereto confirm the following understanding:

1. LP shall,

1.1 Incorporate and organize companies and special purpose investment vehicles (SPVs) as may be recommended by LP and acceptable to KR, with its designated members or representatives and members of KR as Founding or Organizing Members of such new companies and SPVs and ensure all corporate and regulatory compliances;

1.2 Carryout the required regulatory process work to effort capital raising and to list the entities or SPVs as needed in India and the United States;

1.3 Obtain all approvals, consents and permits required for undertaking the proposed business activities and inform KR about all compliances that are required, from time to time.

1.4 Coordinate and network arrangement of the equity/convertible equity instruments financing of around INR 40 Billion required for the Joint Venture ("Financing"), through issue of securities as permissible and pursuant in US, India other countries;

1.5 Provide strategic advice and assistance during and after the execution of Financing, including listing of the stock, extending and executing strategic financial and management control at all operational levels as may be appropriate time to time and adhering to regulatory compliance – US & India alike;

1.6 Share all financial, regulatory and other data pertaining to the SPVs wherever established with KR from time to time and take decisions only with the written, electronic or oral intimation, and

1.7 Ensure strict regulatory and statutory compliances at all times.

2. **KRs shall upon receiving minimum funding,**

2.1. Cause and run operations in the best effective manner;

2.2. Subject to approval from Board and Shareholders, Implement vision and expand operations as per business needs;

2.3. Seamlessly provide LP with informational updates sharing all financial, governmental, and regulatory and other data of activities from time to time. This may be as per pre-agreed format and templates to ensure that completion is tracked. ; and

2.4. Ensure regulatory and statutory compliances as stipulated by the appropriate authorities in India & the Unites States at all times.

3. **PROCEEDINGS**

3.1. SPVs will be organized with KR and LP subscribing to SPVs equity shares as Co-Founders and shareholders.

3.2. Investment will be through Regulation A+ and Regulation S and Regulation S EB5 and InvIT private placement as may be possible.

3.3. The Parties will not work in conflict.

3.4. SPVs will appoint Board, CEO and other management executives and personnel by mutual agreement to oversee the activities time to time as the law and system regulates. Further details as to the Board and Management sharing shall be dealt in detail through shareholders agreement when binding agreements turn effective.

3.5. LP has estimated the actual cost of incorporation, regulatory adherence, compliance and listing of the SPVs together with all incidental and out-of-pocket expenses for to be around $6Million up to Pre-IPO of which its LP's services bill accounts for $600,000 plus any distribution costs that it pays to the placement managers. Likewise, it may cost around 10% of the total fund raise including the IPO for the SPVs. KR consents for LP to cash draw these listed expenses prior to any utilization by the SPVs towards meeting business objectives.

KR consents for SPVs to exclusively use services of LP along with its partners & affiliates in this entire transaction and its service process of structuring, documenting, regulatory adherence, filing and arranging Finance up to the first round IPO into the InvIT and Regulation A+ Entities, listing it on any of the recognized stock exchanges, electronic bulletin boards and/or OTC Markets and thereby substantially acquiring or value modeling interests in the Business.

KR further consents that SPVs shall return any advance amount or services back to LP from the subscription amount that it receives.

Disclosure of Conflict of Interest: LP discloses hereby to the attention of KR that it shall be receiving referral fee ranging 5% to 20% (Average 10%) from service providers whom LP appoints for executing the service process.

3.6. Each of the Parties shall be issued equity shares with voting rights @ $0.001 per share against their initial founder's capital.KR shall own 50% in the Indian SPV, which is extendable by away options and warrants (as may be mutually discussed and permitted) if KR achieves certain benchmarks to be separately defined through Shareholders Agreement.

3.7. The Joint Venture shall own all intellectual property created by the Parties for the purpose of its business.

3.8. Parties well understand that their investment cash or services is at material risk and if the effort is not materializing or funding is not arranged for any reasons whatsoever, then the Joint Venture at risk of losing entire investment or service without any merit or gains, though chances of that happening is rare to minimum.

3.9. Placement Fee – As explained in 3.5 earlier, a maximum of 10% of the funds received by will be paid to consultants, merchant bankers, underwriters and such other persons including the Parties for placement of capital, upon subscription to shares of SPVs, as is agreed to in writing between LP and KR.

But under no circumstance, except if due diligence fails, the net investible funds into the SPVs shall not be less than $6.25 Million(first round infusion), $45 M (2nd round infusion) up to pre-IPO level and $450 Million net in IPO.

3.10. LP shall, through or with the support of designated counsel(s) or consulting firm(s) that he engages in consultation with KR for enabling SPVs to comply with regulatory procedure, prepare all necessary groundwork and documentation; coordinate with legal counsel for legal & compliance clearance, auditors for audited financial statements and submit all pertinent information & forms for review by SEC.

3.11. The appointed designated counsel or firm(s) shall interact with SEC and/or State Securities Administrator or NASAA as may sometimes be required.

3.12. *The pre and post diluted shareholding, including any options, warrants and other equity-linked securities or rights of SPVs shall be structured and recommended by LP to the mutual agreement of Parties and KR as shareholder of NewCo shall offer consent or suitably*

discuss but not withhold its decision for non-material or unexplainable reasons, to finalize equity structuring for inclusion into the placement memorandum, Test the waters material and forms and other documentation to be submitted to SEC.

However, unless Joint Venture raises additional capital in the form of Equity and parties agree in the mutual interest of the business, under no other circumstances shall the post diluted holding of shareholders be less than what is tabled above.

4. REGISTRATION RIGHTS

4.1 The shares or warrants or options received by the Parties in SPVs, unless exempted for registration, shall be registered via a registration statement (the "Registration Statement") to be filed by SPV(s) at its expense, no later than 90 days after the closing date.

4.2 Shares received in SPVs, issued or sold, may have certain restriction for resale and cannot be sold unless restrictive legend is removed which usually is after specified period or as the law specifies.

5. RELATED-PARTY FINANCING

5.1 Financing and any conduct in pursuance of the Financing shall be at arms-length, and any conflict of interest shall be disclosed and brought to the attention of the Parties in writing.

6. EXCLUSIVITY

In consideration of LP's efforts in connection with this engagement and the Financing contemplated:

Upon execution of this Preliminary Memorandum of Understanding, either Party shall not solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of SPVs stock without the prior written agreement from the other Party. This shall be subject to adherence to a 45-day period from the date of signing this document for due diligence.

7. EXPENSES

Out of procurement made, SPVs shall advance, pay, or reimburse all legal fees, accounting fees, printing costs, Regulatory filing fee, registration fees, road show and travel expenses, placement costs and any other expenses incurred or to be incurred by or on behalf of SPVs by the Parties, third party counselors or firms, before or after regulatory review, towards procurement effort to initiate the financing through SPVs subscription, KYC, Listing and appointment of Broker

Dealers, Underwriters and Investor Relation Firms. The initial expenses are only estimates and final costs may vary. SPVs shall pay all such initial expenses from and out of procurements received in cash against actual invoices received by SPVs from LP.

The combined expenses to raise fund may not usually exceed 10% of the gross proceeds from financing. Any subscription amount is not returnable as that is capital subscription amount paid towards Founders shares.

8. CAPITALIZATION AND MANAGEMENT

8.1 The shareholding and management control of KR in SPVs shall be as defined in the shareholders agreement. Either party may liquidate anytime any portion of stock. LP &KR shall mean their shareholding being held either by themselves in whole or as an aggregation of their designated persons, entities and firms including themselves. Public will have certain percentage of equity but not less than 40% against their Pre-IPO money that would help the SPVs to meet its cash requirements(Valuation to be determined and agreed to by the Parties when data pulling is done and LP starts preparing required regulatory forms) for business and financial model envisaged.

8.2 All issues of stocks, warrants and options shall be subject to prior mutual written agreement between the Parties, including the impact of such issue on dilution of shareholding.

8.3 From and out of Equity that parties gain and own, 1% of shareholding shall be allocated in favor of introducer.

8.4 The Parties shall adhere to the provisions of lock-in and transfer of shares as may be mutually agreed to in the shareholders' agreement entered into upon the incorporation of NewCo, which will also have provisions of exit by one of the Parties by way of a right of first offer to the other Party, together with tag-along, drag-along and bring-along rights.

8.5 The Parties shall agree upon equal management rights of the SPVs they create to establish this InvIT Business. Matters of affirmative voting rights on all important decisions pertaining to SPVs shall be laid out in the Shareholders' Agreement.

9. INVESTOR RELATIONS

9.1 At the closing of subscription at various SPV levels, SPVs shall engage investor relation firm(s), Broker-Dealers and Market Makers as approved by LP on terms and conditions acceptable to SPVs and the Parties.

10. ADVISORY ENGAGEMENT

10.1 After the Financing of the SPVs, LP, KR and the SPVs will enter into a three-year Strategic Advisory Agreement pursuant to which LP will be engaged as advisor to the SPVs. LP's principal services will be:

- 10.1.1 Providing general advice with respect to business activities & growth (including strategic financing recommendations and business opportunities);
- 10.1.2 Ensuring compliance with all statutory and corporate secretarial activities;
- 10.1.3 Coordinating with accountants and auditors for periodic compliance;
- 10.1.4 Setting investor relations network and market makers;
- 10.1.5 Assisting in the identification, selection and direction of investment bankers and lawyers by the Parties for raising additional capital; and
- 10.1.6 Advising on and implementing capital market strategies in the best interest of the interest of the group.

10.2 **Advisory Base Fee**: $15,000payableper month during the first year post the initial capitalization and Financing; Fees shall be negotiated for subsequent 2 years at mutually agreeable and determined rate per month after the 1st year.

10.3 **Advisory Success Fees:(to be discussed and specified)**Payable on agreement with KR after the successful completion of the following activities:

- 10.3.1 Business Relationships: Securing business relationships for SPVs that generate revenues for SPVs or KR or reduce SPVs costs;
- 10.3.2 M&A: Business combinations, divestitures, acquisitions, joint ventures and strategic alliances involving SPVs or any part thereof; and
- 10.3.3 Financings: Public and private placements.

10.4 **Advisory Agreement with KR**: The SPVs will also enter into an Advisory Agreement with KR for payment of Advisory Base Fee and Advisory Success Fees after successful completion of activities or attaining results, which lead to additional revenues for SPVs or to reduce costs of SPV or for value addition of NewCo subject to Agreement between LP and KR.

11. CONDITIONS

11.1.Financing specified is subject to certain conditions, including the following:

11.1.1 Projected Financial Statements in compliance with respective laws
11.1.2 Three-year Business Plan
11.1.3 Completion and execution of all definitive agreements
11.1.4 Such other conditions as are customary or appropriate

11.1 LP fairly expects Financing closure date will not cross the set time limits. But depending on the time that Compliance and regulatory may take in vetting filings, these times may vary a little. Any money that LP raises shall be available to SPVs immediately as permissible.

11.2 SPVs indemnify and keep LP &KR forever indemnified against all non-compliances with law and regulations pertaining to the SPVs business activities. In addition, the constitutional documents of SPVs at all times provide for indemnification of the Directors and Officers, their alternates and observers and limitation of liabilities of such Directors and officers to the fullest extent permitted by law. NewCo will use its best efforts to obtain and maintain on reasonable business terms, such D&O liability insurance coverage as permitted by law.

12. CHOICE OF LAW, JURISDICTION AND DISPUTE RESOLUTION

12.1. The SPVs shall be incorporated as the Parties may mutually decide.

12.2. In the event any dispute or differences arise in connection with the interpretation, implementation or purported termination of this or the definitive agreement as specified herein between the Parties, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

12.3. If such dispute is not resolved through friendly consultations within thirty (30) days after commencement of discussions or such longer period as the Parties agree to in writing, then any Party may refer the dispute for resolution by arbitration in Mumbai at the Mumbai Center for International Arbitration.

13. CONFIDENTIALITY

13.1. Parties shall maintain the existence and terms of this Memorandum in strict confidentiality and shall not disclose to any firm or individual the fact that negotiations

may be ongoing. SPVs may make a disclosure thereof in accordance with the terms of the agreement and applicable law. The Non-Disclosure and Non-Circumvent Agreement between the Parties will govern this Memorandum of Understanding and any formal agreements that the SPVs and LP would enter to initiate and close the Financing.

14. LEGAL OBLIGATION

14.1. This document represents consent for parties to formally engage into, act and facilitate their responsibilities for the SPVs, the definitive terms of which would include, among other things, the principles set forth in this document.

15. BINDING PROVISIONS

15.1. Except as provided in the next sentence, this Memorandum is not contractual in nature and reflects only the intentions of the parties to proceed toward the negotiation of definitive agreements such as a shareholders' agreement immediately upon the incorporation of SPVs and, if such agreements are executed, the consummation of the Financing described therein. Notwithstanding the foregoing, all provisions in this section entitled "Binding Provisions" and the provisions above in the section "General" next to the captions "Protective Provisions," "Choice of Law," "Exclusive Period," "Due Diligence`" and "Confidentiality" are binding obligations of the Parties, enforceable in accordance with their terms.

15.2. Except for such binding provisions, no Party will have any obligation to any other Party hereunder and the Parties will have only those obligations, and will make only those representations, warranties and covenants, as may be set forth in fully executed and delivered definitive agreements. Except as may be set forth in a subsequent binding written agreement, each Party will bear its expenses of due diligence and agreements.

15.3. Except as expressly set forth in this Memorandum of Understanding, no Party will have any obligation, or any liability based upon or arising under this agreement to any other Party by reason of the fact that definitive agreements are not prepared, authorized, executed or delivered.

15.4. To confirm that the foregoing is acceptable and to acknowledge each Party's agreement to and acceptance of the binding and non-binding provisions identified above, Parties shall sign a copy of this Understanding in the space set forth below. This Memorandum may be signed in counterparts and delivered as aforesaid and all counterparts taken together will constitute the same agreement.

15.5. This understanding and all the terms mentioned above will automatically expire and becomes ineffective &non-binding if the same is not executed through definitiveagreements including Shareholders Agreement on or before August 7, 2019.

IN WITNESS WHEREOF the parties hereto have executed this Preliminary Memorandum of Understanding on the date first herein above written,

By ______________________________

Laxmi Prasad(LP)

By ______________________________

Krishnamraju (KR)